Exhibit 99.1

4747 Bethesda Avenue, Suite 1100, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626
www.pebblebrookhotels.com

News Release

Pebblebrook Hotel Trust Welcomes Bill Bayless To Board Of Trustees

Bethesda, MD, October 1, 2026 – Pebblebrook Hotel Trust (NYSE: PEB) (the “Company” or “Pebblebrook”) today announced that Bill Bayless joined its Board of Trustees effective October 1, 2026.

Mr. Bayless is the Chief Executive Officer of Maslow Campus Communities and a widely recognized real estate operator with extensive capital markets experience who helped build and institutionalize the modern student housing sector. Over his more than 35-year career, he has been involved in nearly $30 billion in real estate transactions. He co-founded American Campus Communities (formerly NYSE: ACC), a REIT, and led its growth from an early-stage platform into the first publicly traded student housing company. In 2022, he helped lead the company’s approximately $13 billion sale to Blackstone.

Mr. Bayless has also held leadership roles across the REIT and multifamily industries, including serving on the Board of Governors of Nareit and on the Executive Committee of the National Multifamily Housing Council. He has received numerous industry honors, including being named Ernst & Young’s 2017 National Entrepreneur of the Year, Construction & Hospitality category.

Following Mr. Bayless's appointment, Pebblebrook’s Board of Trustees consists of eight members, seven of whom are independent.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust (NYSE: PEB) is a publicly traded real estate investment trust (“REIT”) and the largest owner of urban and resort lifestyle hotels in the United States. The Company owns 43 hotels, totaling approximately 10,900 guest rooms across 14 urban and resort markets.

All information in this press release is as of October 1, 2026. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company’s expectations.

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Contact:

Raymond D. Martz, Co-President and Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330
For additional information or to receive press releases via email, please visit www.pebblebrookhotels.com